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                                                                     Exhibit 99



Press Contact:  Greg Reaves                      Investor Contact:  Laura Jordan
                908) 423-6022                                     (908) 423-5185


                    MERCK UPDATES FINANCIAL GUIDANCE FOR 2001


WHITEHOUSE STATION, N.J., June 22, 2001 - Merck & Co., Inc. said today that it is comfortable with a range of 2001 earnings per share (EPS) estimates of $3.12 to $3.18 and a range of second quarter 2001 EPS estimates of $0.77 to $0.79.

         "Each of our five key growth drivers - ZOCOR, VIOXX, COZAAR/HYZAAR, FOSAMAX, and SINGULAIR - continues to perform well in the global marketplace, and we remain comfortable with the projected worldwide sales ranges provided previously for these products," said Raymond V. Gilmartin, Merck's Chairman and Chief Executive Officer. "ZOCOR, COZAAR/HYZAAR, FOSAMAX and SINGULAIR are all on target to reach the top of their ranges," the Chairman noted. "In addition, we are pleased that, in the U.S., VIOXX has achieved new prescription leadership in the coxib class. However, while performing within our projected range, VIOXX is not currently expected to reach the top of its range because of slower than expected penetration of the coxib class into the analgesics and arthritis market. This trend, coupled with the adverse impact of foreign exchange on our overall business, has led us to modify the company's EPS guidance for the second quarter and full year of 2001."

         The company also provided new expense guidance for 2001 for marketing and administration and research and development. These revisions reflect actions the company is taking to moderate expense growth without jeopardizing the growth potential of its products or the promise of its research laboratories. Mr. Gilmartin underscored the company's commitment to marketing and sales support for its key franchises and to continued strong investment in research and development, the cornerstone of the company's success. "The momentum of our underlying business remains strong," stated Mr. Gilmartin, "and we remain confident in our platform for future growth and innovation."

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         THE COMPANY RECONFIRMED THE FOLLOWING GUIDANCE (INITIALLY RELEASED BY
THE COMPANY VIA A PRESS RELEASE ON FEB. 15 AND REITERATED IN A PRESS RELEASE ISSUED BY THE COMPANY ON APRIL 20):


o Worldwide (WW) gross sales will be driven by Merck's five key growth drivers. Sales forecasts for these products for 2001 are as follows:

                                                       2001 POTENTIAL WW
PRODUCT            THERAPEUTIC CATEGORY                   SALES RANGE
-------            --------------------               --------------------

VIOXX              Osteoarthritis and acute pain      $3.0 to $3.5 billion

ZOCOR              Cholesterol-modifying              $5.8 to $6.2 billion

FOSAMAX            Osteoporosis                       $1.5 to $1.7 billion

COZAAR/HYZAAR      Anti-hypertensive                  $1.8 to $2.0 billion

SINGULAIR          Asthma controller                  $1.0 to $1.2 billion


o Combined worldwide sales of VASOTEC, PEPCID, and MEVACOR, all of which have a 2000 or 2001 U.S. patent expiration, should decline in total to approximately $1.8 to $2.0 billion.


o Sales of other products, including PROSCAR, PROPECIA and MAXALT, should continue to grow in 2001.


o        Vaccines should deliver solid growth over their 2000 performance.


o        The total supply payments that the company receives from AstraZeneca
(AZN) are anticipated to decline in 2001. (Under an agreement with AZN, Merck receives supply payments at predetermined rates on the U.S. sales of certain products of AZN, most notably PRILOSEC,

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the U.S. product patent for which will expire in 2001, and NEXIUM, which was launched in the U.S. in March.)


o Merck-Medco sales in 2001 are estimated to range from $25 billion to $26 billion.


o The company's 2001 tax rate is estimated to be approximately 30 percent to 30.5 percent.


THE COMPANY PROVIDED THE FOLLOWING REVISED GUIDANCE FOR 2001:

o Total company gross margin is estimated to be approximately 39 percent. The revised gross margin guidance reflects the impact of foreign exchange on the company's human pharmaceuticals business and somewhat lower than anticipated VIOXX sales.


o Marketing and administrative expense for 2001 is estimated to grow in the low-single digits over the full year 2000 expense. This revised guidance reflects the impact of foreign exchange, promotion spending at levels similar to last year's, and a continued commitment to sales force expansion in the U.S.


o Research and development expense is estimated to be $2.6 billion, reflecting the combined impact of savings resulting from the elimination of non-core activities and from foreign exchange.


          Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

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          This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements regarding the Company's expected growth rates, sales forecasts and other specified financial items. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events, or otherwise. Forward- looking statements in this document should be evaluated together with the many uncertainties that affect Merck's businesses, particularly those mentioned in the cautionary statements in Item 1 of the company's Form 10-K for the year ended Dec. 31, 2000, and in the periodic reports on Form 10-Q and Form 8-K (if any) which Merck incorporates by reference. Copies of these forms are available on request to Merck's Office of Stockholder Services.

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